Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated March 25, 2024

Relating to Preliminary Prospectus Supplement dated March 25, 2024

Registration No. 333-269060

This free writing prospectus relates to the proposed public offering of shares of common stock of Ideal Power Inc. (the “Company”, “we”, “us” and “our”) and pre-funded warrants to purchase shares of common stock of the Company. This free writing prospectus should be read together with the preliminary prospectus supplement dated March 25, 2024, including the documents incorporated by reference therein (the “Preliminary Prospectus Supplement”), as well as the Registration Statement on Form S-3 (File No. 333-269060) and the prospectus included therein.

Unaudited Preliminary Estimated Results for the Year Ended December 31, 2023

Set forth below are certain of our unaudited preliminary estimated financial results for the year ended December 31, 2023 based on information available to us as of the date of this filing. The estimated financial information contained in this free writing prospectus, therefor, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended. Actual results for the year ended December 31, 2023 remain subject to the completion of management’s and our audit committee’s final reviews and our other financial closing procedures and the completion of the preparation of our audited financial statements. Our actual audited financial statements and related notes as of and for the year ended December 31, 2023 will not be filed with the SEC until after the offering is completed, and consequently will not be available to you prior to you investing in the offering.

The preliminary financial data included in this filing has been prepared by and is the responsibility of our management. Our independent registered public accounting firm, BPM LLP, has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial data. Accordingly, BPM LLP does not express an opinion or any other form of assurance with respect thereto.

IDEAL POWER INC.
Balance Sheets
(unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$8,474,835	$16,345,623
Accounts receivable, net	70,000	65,936
Inventory	81,450	-
Prepayments and other current assets	482,890	491,365
Total current assets	9,109,175	16,902,924

Property and equipment, net	359,225	200,103
Intangible assets, net	2,580,066	2,036,431
Right of use asset	186,570	248,720
Other assets	13,034	11,189
Total assets	$12,248,070	$19,399,367

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$405,098	$130,503
Accrued expenses	455,112	254,218
Current portion of lease liability	70,683	64,597
Total current liabilities	930,893	449,318

Long-term lease liability	132,304	202,987
Other long-term liabilities	1,125,173	838,458
Total liabilities	2,188,370	1,490,763

Stockholders’ equity:
Common stock	5,998	5,926
Additional paid-in capital	107,116,362	105,011,318
Treasury stock	(13,210)	(13,210)
Accumulated deficit	(97,049,450)	(87,095,430)
Total stockholders’ equity	10,059,700	17,908,604
Total liabilities and stockholders’ equity	$12,248,070	$19,399,367

IDEAL POWER INC.
Statements of Operations
(unaudited)

	Year Ended
	December 31,
	2023	2022

Commercial revenue	$161,483	$-
Grant revenue	37,388	203,269
Total revenue	198,871	203,269

Cost of commercial revenue	123,225	-
Cost of grant revenue	37,388	203,269
Total cost of revenue	160,613	203,269

Gross profit	38,258	-

Operating expenses:
Research and development	5,743,211	3,366,776
General and administrative	3,533,383	3,123,852
Sales and marketing	1,113,752	852,331
Total operating expenses	10,390,346	7,342,959

Loss from operations	(10,352,088)	(7,342,959)

Interest income, net	398,068	153,609

Net loss	$(9,954,020)	$(7,189,350)

Net loss per share – basic and diluted	$(1.61)	$(1.17)

Weighted average number of shares outstanding – basic and diluted	6,190,746	6,157,866

IDEAL POWER INC.
Statements of Cash Flows
(unaudited)

	Year Ended
	December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(9,954,020)	(7,189,350)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	271,746	187,077
Amortization of right of use asset	62,150	58,452
Write-off of fixed assets	-	937
Stock-based compensation	2,321,380	975,801
Stock issued for services	-	100,100
Decrease (increase) in operating assets:
Accounts receivable	(4,064)	167,326
Inventory	(81,450)	-
Prepaid expenses and other assets	6,630	(447,465)
Increase (decrease) in operating liabilities:
Accounts payable	274,595	3
Accrued expenses and other liabilities	36,052	(177,931)
Lease liability	(64,597)	(58,864)
Net cash used in operating activities	(7,131,578)	(6,383,914)

Cash flows from investing activities:
Purchase of property and equipment	(240,825)	(182,651)
Acquisition of intangible assets	(282,121)	(130,089)
Net cash used in investing activities	(522,946)	(312,740)

Cash flows from financing activities:
Payment of taxes on restricted stock unit vestings	(216,264)	(127,872)
Net cash used in financing activities	(216,264)	(127,872)

Net decrease in cash and cash equivalents	(7,870,788)	(6,824,526)
Cash and cash equivalents at beginning of period	16,345,623	23,170,149
Cash and cash equivalents at end of the period	$8,474,835	$16,345,623

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS AND PRELIMINARY PROSPECTUS SUPPLEMENT) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE PRELIMINARY PROSPECTUS SUPPLEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS AND PRELIMINARY PROSPECTUS SUPPLEMENT IF YOU REQUEST IT BY CALLING (929) 833-1246.